Exhibit 5.1

Golenbock Eiseman Assor Bell & Peskoe
437 Madison Avenue – 40th Floor
New York, New York 10022
Tel: 212-907-7300
Fax: 212-754-0330

July 6, 2007

Cicero Inc
1433 State Highway 34
Farmingdale, New Jersey 07727

Dear Sirs

Reference is made to the Registration Statement on Form S-1, Number 333-142238 (“Registration Statement”) filed by Cicero Inc., a Delaware corporation (“Company”) under the Securities Act of 1933, as amended (“Act”), with respect to an aggregate of 40,321,697 shares of common stock, par value $.001 par value per share (“Common Stock”), to be offered and sold by those persons listed in the Registration Statement as Selling Stockholders (“Selling Stockholders”), including (i) shares of Common Stock that are issued and outstanding (“Outstanding Common Stock”), and (ii) shares of Common Stock (“Preferred Conversion Shares”) to be issued by the Company upon conversion of 1,763.5 shares of Series A-1 Preferred Stock which is issued and outstanding (“Preferred Stock”).

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinions set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based on the foregoing, it is our opinion that:

(i)           the Outstanding Common Stock has been duly authorized, legally issued and fully paid and is non-assessable; and

(ii)           the Preferred Conversion Shares to be issued on conversion of the Preferred Stock, have been duly authorized and, when issued upon conversion of the Preferred Stock in accordance with the terms thereof, will be legally issued, fully paid and non-assessable;

In giving this opinion, we have assumed that, prior to their issuance, all certificates for the Common Stock of the Company will be duly executed on behalf of the Company by the transfer agent for the Company and registered by the registrar for the Company, if necessary, and will conform, except to denominations, to specimens we have examined.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our firm name as your counsel, and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours

/S/ Golenbock Eiseman Assor Bell & Peskoe

Golenbock Eiseman Assor Bell & Peskoe